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                                                                     EXHIBIT 5.1

July 12, 2001

Springs Industries, Inc.
205 North White Street
Fort Mill, South Carolina 29715

         Re: Springs Industries, Inc. Registration Statement on Form S-8 relating to the 2000 Executive Deferred Compensation Plan and the 2000 Deferred Compensation Plan for Certain Employees

Ladies and Gentlemen:

I am the General Counsel of Springs Industries, Inc., a South Carolina corporation (the "Company"), and have acted as counsel for the Company in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration of $12,000,000 of deferred compensation obligations (the "Obligations") of the Company under the 2000 Executive Deferred Compensation Plan of Springs Industries, Inc., and the Springs Industries, Inc. 2000 Deferred Compensation Plan for Certain Employees (the "Plans").

In connection with this opinion, I have examined and relied upon such records, documents, certificates, and other instruments as in my judgment are necessary or appropriate to form the basis for the opinions hereinafter set forth. In such examination, I have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to me as certified, conformed, or photographic copies and, as to certificates of public officials, I have assumed the same to have been properly given and to be accurate. As to matters of fact material to this opinion, I have relied upon statements and representations of representatives of the Company and of public officials.

The opinions expressed herein are limited in all respects to the federal laws of the United States of America and the laws of the State of South Carolina, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

Based upon and subject to the foregoing, I am of the opinion that the Obligations have been duly authorized for issuance and, when the Obligations are issued by the Company in the manner provided in the Plans, the Obligations will be valid and binding obligations of the Company, except as enforcement thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally or by general equity principles.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to my name under the caption "Interests of Named Experts and Counsel" in the Registration Statement. In giving such consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely yours,

/s/ C. Powers Dorsett

C. Powers Dorsett